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  [Letterhead of Hinkle, Cox, Eaton, Coffield & Hensley, L.L.P. appears here]

                                                                       EXHIBIT 5


                               September 14, 1999



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE:  AutoLend Group, Inc.

Ladies and Gentlemen:

     We refer to the proposed issuance and sale of up to 19,223,030 shares of common stock, $0.002 par value per share (the "Common Stock"), of AutoLend Group, Inc. (the "Company"), in connection with the amended version of the Company's Plan of Reorganization (the "Plan") confirmed by the United States Bankruptcy Court for the District of New Mexico in its order which became effective March 5, 1999, with respect to which the Company has filed a Registration Statement on Form S-1 (Registration No. 333-80201) (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act").

     We advise you that in our opinion:

          (1) the Company is a corporation duly organized and existing under the laws of Delaware; and

          (2) upon (a) the Registration Statement becoming effective under the Act, and (b) the issuance and delivery of the Common Stock and full payment therefor in accordance with authorization of the Company's Board of Directors and pursuant to the Plan, the Common Stock will be legally issued, fully paid, and non-assessable.
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Securities and Exchange Commission
September 14, 1999
Page 2

     We consent to the filing of this opinion as an exhibit to the Registration and the reference to this firm under the heading "Legal Matters" included in the prospectus forming part of the Registration Statement.

                         Very truly yours,

                          /s/ HINKLE, COX, EATON COFFIELD & HENDLY, L.L.P.
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